As filed with the Securities and Exchange Commission on June 20, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kirkland’s, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	62-1287151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN
(Full title of plan)

Carter Todd
Vice President, General Counsel and Corporate Secretary
5310 Maryland Way
Brentwood, Tennessee 37027
(615) 660-1300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitch Walker, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	1,000,000	$2.4936	$2,493,600.00	$302.22

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered and issued under the Amended and Restated 2002 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock reported on June 17, 2019, as reported by The Nasdaq Stock Market.

EXPLANATORY NOTE

Registration of Additional Securities

This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 1,000,000 additional shares of Common Stock, issuable pursuant to the Kirkland’s, Inc. Amended and Restated 2002 Equity Incentive Plan, (the “Plan”). In accordance with General Instruction E of Form S-8, the content of Registrant’s previously filed Registration Statements on Form S-8 (File No. 333-100157), as filed with the Securities and Exchange Commission on September 27, 2002, and Form S-8 (File No. 333-189285), as filed with the Securities and Exchange Commission on June 13, 2013, are hereby incorporated herein by reference.

Item 8. Exhibits.

The following exhibits are furnished as part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated 2002 Equity Incentive Plan of Kirkland's, Inc., dated June 20, 2019*
5.1	Opinion of Bass, Berry & Sims PLC*
23.1	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto)*
23.2	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included on signature page of this registration statement)*
*    Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 20th day of June 2019.

Kirkland’s, Inc.

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carter R. Todd, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Steve C. Woodward	Chief Executive Officer	June 20, 2019
Steve C. Woodward	(Principal Executive Officer)

/s/ Nicole A. Strain	Interim Chief Financial Officer	June 20, 2019
Nicole A. Strain	(Principal Financial and Accounting Officer)

/s/ R. Wilson Orr, III	Director	June 20, 2019
R. Wilson Orr, III

/s/ Miles T. Kirkland	Director	June 20, 2019
Miles T. Kirkland

/s/ Steven J. Collins	Director	June 20, 2019
Steven J. Collins

/s/ Jeffery C. Owen	Director	June 20, 2019
Jeffery C. Owen

/s/ Susan S. Lanigan	Director	June 20, 2019
Susan S. Lanigan

/s/ Charlie Pleas, III	Director	June 20, 2019
Charlie Pleas, III

/s/ Gregory Sandfort	Director	June 20, 2019
Gregory Sandfort

/s/ Chris Shimojima	Director	June 20, 2019
Chris Shimojima